EXHIBIT 99.1




                                  NEWS RELEASE
                               September 28, 2004


                AMERICAN COMPLETES $4.5 MILLION PRIVATE PLACEMENT

     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board: "AOGI") today announced completion of a $4.5 million private placement of a total of 3 million shares of its common stock with a large Boston-based institutional investment advisor on behalf of six of its investment client accounts. Within 70 days of the closing, American will file a registration statement to register the resale of these shares. Including the three million shares issued in this private placement, American currently has 29,792,652 fully diluted shares outstanding.

     "We are extremely pleased to announce the successful closing of this financing," stated Andy Calerich, President of American Oil and Gas, Inc. "This financing gives us greatly enhanced financial flexibility to pursue our expanding project portfolio. Our strong current cash position, no long-term debt, and expanding production base at our Big Sky project further strengthen our foundation to continue delivering on our business plan."

     With respect to a separate matter, American announced that 1,500,000 warrants, exercisable at $1.00 per share, expired unexercised on August 31, 2004. These warrants were issued as part of a previously announced private placement that was completed in March 2004.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about the Company can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #


     This release contains forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector in which securities prices are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.


Contact:
        Andrew Calerich, President            Neal Feagans, Investor Relations
     303.991.0173   Fax:  303.595.0709              Feagans Consulting, Inc
       1050 17th Street, Suite 1850                       303.449.1184
            Denver, CO  80265